EXHIBIT 5.01

July 17, 2006

NutraCea
1261 Hawk’s Flight Court
El Dorado Hills, California 95762

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NutraCea, a California corporation (“NutraCea”), with the Securities and Exchange Commission (the “Commission”) on or about July 17, 2006, in connection with the registration under the Securities Act of 1933, as amended, of 16,902,068 shares of NutraCea’s Common Stock (“Shares”), consisting of: (i) 6,580,285 shares of NutraCea’s Common Stock that are subject to issuance by NutraCea upon the exercise of stock options (“RiceX Plan Options”) originally granted under The RiceX Company 1997 Stock Option Plan (“RiceX 1997 Plan”) and assumed by NutraCea in accordance with an Agreement and Plan of Merger and Reorganization dated April 4, 2005 (“Merger Agreement”) by and among NutraCea, Red Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of NutraCea, and The RiceX Company, a Delaware corporation (“RiceX”), and the terms of Option Assumption Agreements between NutraCea and RiceX option holders (“RiceX Plan Option Assumption Agreements”); (ii) 321,783 shares of NutraCea’s Common Stock that are subject to issuance by NutraCea upon the exercise of non-plan RiceX stock options (“RiceX Non-Plan Options”) originally granted by RiceX and assumed by NutraCea in accordance with the terms of the Merger Agreement and the Option Assumption Agreements between Company and RiceX option holders relating to assumed non-plan RiceX Options (“RiceX Non-Plan Option Assumption Agreements”); and (iii) 10,000,000 shares of NutraCea’s Common Stock that are subject to issuance by NutraCea upon the exercise of stock options (“NutraCea Plan Options”) or restricted stock awards (“NutraCea Plan Stock Awards”) granted under the NutraCea 2005 Equity Incentive Plan (“NutraCea 2005 Plan,” and together with the RiceX 1997 Plan, the “Plans”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

1.
Copies of NutraCea's (i) Restated and Amended Articles of Incorporation filed with the California Secretary of State on December 13, 2001, (ii) Certificate of Amendment of Articles of Incorporation filed with the California Secretary of State on August 4, 2003, (iii) Certificate of Amendment of Articles of Incorporation filed with the California Secretary of State on October 31, 2003, (iv) Certificate of Amendment of Articles of Incorporation filed with the California Secretary of State on September 29, 2005, (v) Certificate of Designation of the Rights, Preferences, and Privileges of the Series A Preferred filed with the California Secretary of State on December 13, 2001, (vi) Certificate of Determination, Preferences and Rights of Series B Convertible Preferred Stock filed with the California Secretary of State on October 4, 2005 and certified by NutraCea’s Secretary, and (vii) Certificate of Determination, Preferences and Rights of Series C Convertible Preferred Stock filed with the California Secretary of State on May 11, 2006;

2.	A copy of NutraCea's Bylaws, certified to us by NutraCea as being complete and correct;

3.	The Registration Statement, together with the other exhibits files as a part thereof or incorporated by reference therein;

4.	The Merger Agreement;

5.
The stock records that NutraCea has provided to us, verifying the number of NutraCea’s issued and outstanding shares of capital stock as of the date of this opinion, a summary report of outstanding options and warrants to purchase NutraCea’s capital stock and stock reserve for issuance upon the exercise of options to be granted in the future, also as of the date hereof;

6.	The RiceX Company 1997 Stock Option Plan;

7.	The form of The RiceX Company Stock Option Agreement and the other option agreements relating to the shares covered by the Registration Statement;

8.	The form of the RiceX Plan Option Assumption Agreements and the RiceX Non-Plan Option Assumption Agreements;

9.	The NutraCea 2005 Equity Incentive Plan; and

10.	The form of NutraCea 2005 Equity Incentive Plan Agreement and the other option agreements relating to the shares covered by the Registration Statement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and a Management Certificate addressed to us and dated of even date herewith executed by NutraCea containing certain factual representations (“Management Certificate”), and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Based on the foregoing, it is our opinion that the Shares that may be issued and sold by NutraCea (i) upon the exercise of RiceX Plan Options and RiceX Non-Plan Options assumed by NutraCea and (ii) upon exercise of NutraCea Plan Options or pursuant to NutraCea Plan Stock Awards, when issued, sold and delivered in accordance with the applicable Plans, option assumption agreements, restricted stock purchase agreements and stock option agreements and in the manner and for the consideration stated in the Registration Statement and Prospectus included therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for your use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ weintraub genshlea chediak law corporation

WEINTRAUB GENSHLEA CHEDIAK,
law corporation